EXHIBIT 4.9

Exclusive Purchase Agreement

This Exclusive Purchase Agreement (this “Agreement”) is entered into in 2016 in Shanghai China between

Party A

  Acorn Trade (Shanghai) Co., Ltd.

Domicile: Room 103-1, Building No. 7, Area E, No. 333, Middle Xinfeng Road, Huaxin Town, Qingpu District, Shanghai

Legal Representative: Robert Walter Roche

Party B

Kuan Song

ID Card No.:	410503198209212012
Address:	Room 2202, Floor 5, Building 25, Ganlu Garden Nan Li, Chaoyang District, Beijing

Pan Zong

ID Card No.	ID: 410901198605200020
Address:	Room 9, Unit 1, Building 4, Yard 7, Kaizhou Road, Hualong District, Puyang City, Henan Province

Party C

Beijing HJX Technology Development Co., Ltd. (“Beijing HJX Technology”)

Domicile: Room 401, Floor 4, Building 21, No.130, Liangjiadian, Haidian District, Beijing

Legal Representative: Zhang Qi

Party A, Party B and Party C will each be referred to as “a Party” herein and collectively as “the Parties”.

Whereas

(1)	Party B constitutes two shareholders of Beijing HJX Technology, with Kuan Song holding 90% of its equity, and Pan Zong holding 10%;

(2)	Party A and Party B have entered into a Loan Agreement dated __________, 2016 (the “Loan Agreement”), pursuant to which Party A shall provide loans to Party B for Party B to (a) invest and establish Beijing HJX Technology; or (b) acquire Beijing HJX Technology’s equity; or (c)increase Beijing HJX Technology’s registered capital;

(3)	Party A and Party C entered into an Exclusive Technical Service Agreement dated __________, 2016 (the “Service Agreement”), pursuant to which Party A shall provide to Party C technical services;

(4)	Party A and Party B entered into an Equity Pledge Agreement dated __________, 2016 (the “Pledge Agreement”), pursuant to which Party B shall pledge all its equity interest in Party C (including Party B’s equity interest in the capital increase of Party C) to Party A.

Therefore, in consideration of the foregoing premises and the mutual promises set forth below, the Parties agree as follows:

1.	Equity Purchase

(1)	Party B hereby irrevocably grants to Party A the right to purchase at any time, or designate any third party to purchase, all or part of Party B’s equity interest in Party C, provided permitted under Chinese laws and regulations. Apart from Party A or any third party designated by Party A, no other person shall have the right to purchase such equity interest. Party C agrees to such grant by Party B to Party A. For the purpose of this Agreement, a “third party” or a “person” may be a natural person, company, partnership, enterprise, trust agency or other non-corporate entity.

(2)	To the extent permitted under Chinese laws and regulations, Party A shall exercise such right to purchase the equity interest by written notice to Party B specifying the amount of equity to be purchased;

(3)	Unless otherwise required under Chinese laws and regulations, the transaction price for the equity transfer hereunder shall be the lowest price permitted under Chinese law;

(4)	All the money obtained by Party B from transfer of its interest in Party C hereunder shall be used to satisfy Party B’s payment obligations under the Loan Agreement.

2.	Representations and Warranties

(1)	Party B and Party C hereby warrants that, with respect to Party C,

a.	without Party A’s prior written consent, they shall not supplement or amend its articles of association or rules of the company in any manner, nor shall they increase or decrease its registered capital or change its shareholding structure in any manner;

b.	they will prudently and effectively maintain its business operations according to good financial and business standards;

c.	without Party A’s prior written consent, they shall not transfer, mortgage or otherwise dispose of the lawful rights and interests to and in its assets or incomes, nor shall they encumber their assets and income in any way that would affect Party A’s security interest;

d.	they shall not incur or succeed to any debts, nor shall they provide guarantee for or permit the existence of any debts, except those that are incurred during its normal business operation or agreed to or confirmed by Party A in advance;

e.	without Party A’s prior written consent, they shall not enter into any material contract (exceeding RMB1,000,000 in value), unless it is necessary for the company’s normal business operation;

f.	without Party A’s prior written consent, they shall not provide any loans or guarantee to any third party;

g.	at Party A’s request, they shall provide Party A with all information regarding Party C’s business operation and financial condition;

h.	they shall purchase insurance from insurance companies acceptable to Party A in such amounts and of such kinds as are customary in the region among companies doing similar business and having similar assets in the place where Party C is located;

i.	without Party A’s prior written consent, they shall not acquire or consolidate with any third party, nor shall they invest in any third party;

j.	they shall promptly notify Party A of any pending or threatened lawsuit, arbitration or administrative dispute which involve Party C’s assets, business or incomes;

k.	without Party A’s prior written consent, they shall not distribute any dividends to the shareholders in any manner, and, at Party A’s request, they shall promptly distribute all distributable dividends to the shareholders; and

l.	at Party A’s request, they shall appoint, and appoint only, the directors of the company who are nominated by Party A;

(2)	Party B undertakes that:

a.	apart from relevant provisions in the Pledge Agreement between Party A and Party B, without Party A’s prior written consent, it shall not sell, transfer, mortgage or otherwise dispose of its lawfully acquired equity interests in Party C; nor shall it place encumbrances on such equity interest that would affect the security interests of Party A;

b.	in addition to complying with relevant provisions in the Pledge Agreement between Party A and Party B, it shall cause the directors appointed by it not to approve any sell, transfer, mortgage or otherwise disposal of its lawfully acquired equity interests in Party C, nor shall it place encumbrances on such equity interests that would affect the security interest of Party A;

c.	it shall cause the Party C’s directors appointed by it not to approve any acquisition of, any consolidation with, or any investment in any third party without Party A’s prior written consent;

d.	it shall promptly notify Party A of any pending or threatened lawsuit, arbitration or administrative dispute involving its equity interests in Party C;

e.	it shall cause Party C’s directors appointed by it to vote for the equity transfer contemplated herein;

f.	without Party A’s prior written consent, it shall prohibit from committing any act or omission that would materially affect Party C’s assets, business or liabilities;

g.	at Party A’s request, it shall appoint, and appoint only, Party C’s directors that are nominated by Party A;

h.	to the extent permitted by the laws of China, and at any time upon Party A’s request, it shall promptly and unconditionally transfer all of its equity interests in Party C to Party A or a third party designated by Party A, and cause Party C’s other shareholders to waive their rights of first refusal with respect to such transfer;

i.	to the extent permitted by the laws of China, and at any time upon Party A’s request, it shall cause Party C’s shareholders to promptly and unconditionally transfer all of their equity interest in Party C to Party A or a third party designated by Party A, and waiver their rights of first refusal with respect to such transfer; and

j.	it shall strictly comply with the provisions of this Agreement, the Equity Pledge Agreement and the Loan Agreement and effectively perform its obligations hereunder and thereunder, and shall be prohibited from committing any act or omission which may affect the validity or enforceability of the above agreements.

3.	Taxes and Fees

The Parties shall pay, in accordance with relevant Chinese laws, their respective equity transfer and registration taxes and other charges arising from their preparation and execution of this Agreement and the Equity Transfer Agreement and the completion of the transactions contemplated herein and therein.

4.	Notice

Unless there is a written notice regarding change of address, all notices relating to this Agreement shall be addressed in accordance with the following and delivered by personal delivery, fax or registered mail. If notice is given through registered mail, the date on the confirmation slip shall be deemed the date of delivery. If notice is given by personal delivery or via fax, the date of actual receipt shall be deemed the date of delivery. In the case of delivery via fax, the original copy of the notice shall be sent to the following relevant address by personal delivery or by registered mail.

Party A

Acorn Trade (Shanghai) Co., Ltd.

Domicile: Room 103-1, Building No. 7, Area E, No. 333, Middle Xinfeng Road, Huaxin Town, Qingpu District, Shanghai

Party B

Kuan Song
Address:	Room 2202, Floor 5, Building 25, Ganlu Garden Nan Li, Chaoyang District, Beijing

Pan Zong
Address:	Room 9, Unit 1, Building 4, Yard 7, Kaizhou Road, Hualong District, Puyang City, Henan Province

Party C

Beijing HJX Technology Development Co., Ltd.

Domicile: Room 401, Floor 4, Building 21, No.130, Liangjiadian, Haidian District, Beijing

5.	Governing Law and Dispute Resolution

(1)	This Agreement shall be governed by and interpreted in accordance with the laws of the People’s Republic of China.

(2)	Disputes in connection with or arising out of the performance of this Agreement shall first be resolved through consultation between the Parties. If a dispute cannot be resolved within 30 days after consultation begins, either Party may bring the dispute to the China International Economic and Trade Arbitration Commission in Beijing for arbitration under the auspices of three arbitrators designated in accordance with its rules. The arbitration award shall be final and binding upon the Parties.

(3)	Except the matters in dispute, the Parties shall continue to perform other provisions hereof pending the resolution of the dispute.

6.	Miscellaneous Provisions

(1)	This Agreement shall be concluded after the signatures or seals of the Parties are affixed to it. The Parties agree that this Agreement will become effective as of the execution date. The term of this Agreement shall be ten years starting from the effective date. Unless Party A terminates this Agreement by written notice three months before the expiration of the term, this Agreement shall automatically be renewed for a term of another ten years.

(2)	Any successor to a Party hereto shall assume the rights and obligations of such Party as if it were a Party to this Agreement.

(3)	Any amendment or supplement hereto shall not be valid without a written agreement between the Parties.

(4)	The invalidity of any part of this Agreement shall not affect the validity of any other part hereof.

(5)	This Agreement is executed in Chinese in four equally valid original copies, with one for each of the Parties. The Parties may execute more counterparts if necessary.

(6)	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all oral and written understandings and agreements between the Parties with respect to the subject matter prior to the effectiveness of this Agreement. This Agreement shall not be amended without the consent of Party A’s auditing committee or other independent institution of its board of directors.

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(This is the signature page, which does not contain any part of the text of this Agreement)

Acorn Trade (Shanghai) Co., Ltd. (Corporate Seal) (chopped)

Legal Representative: /s/ Robert Walter Roche (signature)

/s/ Kuan Song (signature)

/s/ Pan Zong (signature)

Beijing HJX Technology Development Co., Ltd. (Corporate Seal) (chopped)

Legal Representative: /s/ Zhang Qi (signature)